Exhibit 99.1

For Immediate Release

VARSITY GROUP INC. ANNOUNCES APPOINTMENT OF ROBERT M. HOLSTER TO

BOARD OF DIRECTORS

Washington, D.C., September 3, 2004 – Varsity Group Inc. (OTCBB: VSTY.OB) today announced the appointment of Robert M. Holster to the Company’s Board of Directors. Mr. Holster is President and Chief Operating Officer of HMS Holdings Corp. (NASD: HMSY).

“We are excited to add Bob as a distinguished member of our Board,” commented Eric Kuhn, Chairman and Chief Executive Officer of Varsity Group Inc. “He brings a wealth of operational and financial experience as well as relevant industry background from his tenure at Macmillan, Inc.”

“Varsity has built a strong business model and an exciting platform for growth,” added Holster. “I look forward to working with the Board, Eric and his team as the Company continues to grow and develop.”

The Company also announced that Mr. Holster will serve on the Company’s audit committee as an independent audit committee financial expert as defined by the Securities and Exchange Commission and Section 407 of the Sarbanes-Oxley Act of 2002.

Mr. Holster is President and Chief Operating Officer of HMS Holdings Corp. (NASD: HMSY), a company providing information-based revenue enhancement services to healthcare providers and payors. Prior to joining HMS, Mr. Holster was President and Chief Executive Officer of HHL Financial Services Inc., a healthcare accounts receivable management company. Previously, Mr. Holster served in a number of executive positions including Chief Financial Officer of Macmillan, Inc. and Controller of Pfizer Laboratories, a division of Pfizer, Inc., and he is a board member of Hi-Tech Pharmacal, Inc. (NASDAQ: HITK).

ABOUT VARSITY GROUP INC.

Varsity Group Inc. is a leading provider of online bookstore solutions for educational institutions. Varsity Group’s eduPartners program offers educational institutions a comprehensive eCommerce solution for their textbook procurement operations. EduPartners today comprises a nationwide network of hundreds of educational institutions that have chosen to move their bookstore operations online through its innovative and convenient outsource model.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Varsity Group’s business that are not historical facts are “Forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and accessible on its Edgar database at www.sec.gov.

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Contact:
Jack Benson
Chief Financial Officer
jack.benson@varsity-group.com
202.349.1212